Exhibit 99.1

For Immediate Release

Contacts: Thomas F. Hoffman at (412) 831-4060

                 or

                 Charles E. Mazur, Jr. at (412) 831-4340

CONSOL Energy Reports Fourth Quarter and Fiscal Year 2006 Results

Net Income Improves 46% Versus Fourth Quarter 2005

PITTSBURGH (January 25, 2007) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and coalbed methane company, reported earnings of $127.9 million, or $0.69 per diluted share, for its fourth quarter ended December 31, 2006, compared with $87.6 million, or $0.47 per diluted share for the same period a year earlier. The company reported earnings of $408.9 million, or $2.20 per diluted share for the calendar year ended December 31, 2006 compared with $580.9 million, or $3.13 per diluted share for calendar year 2005. The calendar year 2005 results included a gain of $323.0 million, or $1.74 per diluted share, related to the sale of 18.5% of CNX Gas. Net cash from operating activities was $225.3 million for the quarter just ended, compared with $218.7 million for the December 2005 quarter.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended December 31, 2006	Quarter Ended December 31, 2005	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005
Total Revenue and Other Income	$953.7	$969.1	$3,715.2	$3,810.4
Net Income	$127.9	$87.6	$408.9	$580.9
Earnings Per Share (Diluted)	$0.69	$0.47	$2.20	$3.13
Net Cash from Operating Activities	$225.3	$218.7	$664.5	$409.1
EBITDA	$198.1	$190.6	$827.2	$926.3
EBIT	$120.9	$123.0	$531.0	$664.5
Capital Expenditures	$189.1	$236.2	$658.6	$523.5
Other Investing Cash Flows	$15.2	$(2.6)	$2.9	$(449.1)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. Other investing cash flows represents net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to Mineral Leases; Investment in Equity Affiliates; Acquisitions and Proceeds from Sales of Assets. Proceeds of $420.2 million from the sale of 18.5% of CNX Gas are included in the twelve months ended December 31, 2005 other investing cash flows.

“The fourth quarter was a solid quarter for us,” said J. Brett Harvey, president and chief executive officer, “particularly in light of the impact the mild weather has had on coal inventories at power plants.” Harvey said results reflected customer demand for high-Btu products, the company’s reliance on term rather than spot coal sales, and the diversification of company sources of revenue.

“The demand for the high-Btu, Northern Appalachian coal held up much better than demand from other production basins,” Harvey explained. “As a result, Northern Appalachian pricing held up better than other areas. In addition, we had very little exposure during the quarter just ended to the spot market, where pricing recently has been much weaker than the term market.”

Harvey said results also were aided by the company’s diverse stream of revenues. “What our results show is that our diversification into segments of the energy supply sector beyond coal allows us to manage short-term challenges more easily.”

He pointed to CONSOL Energy’s strategic acquisition of Mon River Towing and J.A.R. Barge Lines in 2006 as an example of the company’s diversification into the transportation portion of the energy supply chain. “Our transportation group is now making a meaningful financial contribution. Coupled with the continued growth of CNX Gas, our gas production subsidiary in which we own 81.5 percent, we are beginning to reduce volatility in our revenue stream.”

Harvey said the company had a number of other significant accomplishments during the year. “We were especially pleased with the signing of four long-term sales agreements with customers with scrubbed power plants for more than 230 million tons of Northern Appalachian high-Btu coal with an initial value of more than $10 billion.” During 2006, CONSOL Energy signed multi-year, multi-million ton sales agreements with American Electric Power, Duke Power, FirstEnergy and PPL. He added that the Robinson Run preparation plant expansion was completed during the year. A slope and overland belt at that facility is expected to be completed this year, increasing production capacity by approximately 20 percent. In addition, three underground mines, Enlow Fork, McElroy and Bailey, produced more than 10 million tons during the year.

“We also executed a two-for-one stock split, received upgrades from both Moody’s and Standard & Poor’s, and were added to the S&P 500 index,” Harvey concluded.

Period-to-Period Analysis of Financial Results for the Quarter

Total revenue and other income decreased 1.6 percent, due to the elimination of reporting gross revenues related to purchased gas, offset, in part, by higher realized prices for coal and gas, higher gas volumes sold, and increased river transportation revenue.

Net cash from operating activities was $225.3 million for the quarter just ended, compared with $218.7 million for the December 2005 quarter, an increase of approximately 3.0 percent. The improvement in net cash from operating activities reflects changes in working capital.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) was $198.1 million for the fourth quarter 2006 versus $190.6 million for the same period a year ago.

During the fourth quarter of 2006, the company recognized $19.4 million of insurance proceeds related to the Buchanan Mine skip hoist incident that occurred in September 2005. During the 2005 quarter, the company recognized $17.8 million related to the Buchanan Mine fire that occurred in February 2005.

Total costs decreased 1.5 percent due to lower purchased gas cost of goods sold.

Cost of goods sold (including Purchased Gas and Gas Royalty Interests’ Costs) decreased 7.1 percent, primarily reflecting the elimination of reporting gross costs related to purchased gas, partially offset by higher closed and idle mine costs related to the idling of the Mahoning Valley, Shoemaker, VP #8 and Wiley-Mill Creek mines.

Depreciation, depletion and amortization increased 14.1 percent, primarily reflecting various coal assets and other projects placed in service after the 2005 period.

Taxes other than income decreased 2.0 percent, primarily due to lower production related taxes.

As of December 31, 2006, CONSOL Energy, excluding CNX Gas Corporation’s liquidity, had no short-term debt and had $580 million in total liquidity, which is comprised of $117 million of cash, an available accounts receivable securitization facility of $106 million and $357 million available to be borrowed under its $750 million bank facility. As of December 31, 2006, CNX Gas Corporation had no short-term debt and had $290 million in total liquidity, which is comprised of $107 million of cash and $183 million available to be borrowed under its $200 million bank facility.

Coal Operations

	Quarter Ended December 31, 2006		Quarter Ended December 31, 2005	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005
Total Coal Sales (millions of tons)	17.6		18.0	68.9	70.5
Sales – Company-Produced (millions of tons)	17.3		17.5	67.7	68.9
Coal Production (millions of tons)	15.9	*	17.7	67.4	69.1
Average Realized Price Per Ton – Company- Produced	$38.70		$36.28	$38.99	$35.61
Operating Costs Per Ton	$25.72		$21.90	$24.79	$22.28
Non-operating Charges Per Ton	$4.17		$5.12	$4.55	$4.93
DD&A Per Ton	$3.57		$2.94	$3.19	$2.86
Total Cost Per Ton – Company-Produced **	$33.46		$29.95	$32.53	$30.06
Operating Margins Per Ton	$12.98		$14.38	$14.20	$13.33
Financial Margins Per Ton	$5.24		$6.33	$6.46	$5.55

Sales and production includes CONSOL Energy’s portion from variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced. *Includes 1.3 million tons of metallurgical grade coal. ** Amounts may not add due to rounding.

Coal segment performance for the quarter-to-quarter comparison was driven by higher realized prices and was offset by higher costs per ton. Total costs per ton increased due to the lower production during the quarter (against which to charge fixed costs) as a result of difficult geological conditions at several mines as well as higher costs related to regulatory requirements for safety and subsidence.

In the quarter-to-quarter comparison, company-produced coal production declined 1.8 million tons. Approximately 75 percent of the decline was due to the previously announced idling of Shoemaker Mine in West Virginia, the idling of VP 8 Mine in Virginia, and the shutdown of the Mahoning Valley Mine in Ohio. The remainder of the period-to-period production decline was due to adverse geological conditions at several mines resulting in falls on major beltlines as well as sandstone and rock intrusions in the areas being mined.

However, sales of company-produced coal declined only 0.2 million tons, period-to-period, as the company reduced inventories at several mines. Average realized prices increased $2.42, or 6.7 percent, reflecting higher pricing for coal.

“During the quarter we reduced inventory at the mines significantly,” Harvey said. “Sales of company produced coal were up nearly 2 million tons in the fourth quarter compared with the trailing quarter. Although financial margins were not as strong as they were in the same quarter a year earlier, they improved by more than 40 percent over the trailing quarter.”

Total costs per ton for company-produced coal were up $3.51, or 11.7 percent, period-to-period. The increase in costs per ton were primarily attributable to 10.2 percent lower production versus last year, and to a lesser extent, higher subsidence costs, higher health and retirement benefit costs, and increased depreciation, depletion and amortization (DD&A) charges.

Operating margins (average realized price per ton less operating costs per ton) for CONSOL Energy’s coal operations were $12.98 per ton, or 9.7 percent lower period-to-period, because of lower production and higher operating costs, offset, in part, by average coal prices period-to-period that were $2.42 per ton higher. Financial margins (average realized price less total costs) were $5.24 per ton, a decrease of 17.2 percent period-to-period, reflecting lower production and higher operating costs.

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.5 percent of which is owned by CONSOL Energy, reported net income to CONSOL Energy of $31.2 million for the quarter ended December 31, 2006. CNX Gas Corporation issued its earnings release on January 24, 2007.

Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Outlook

In the tables below, the company provides certain financial and production guidance measures. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release.

GUIDANCE

	2007 Estimate		2008 Estimate	2009 Estimate	2010 Estimate
FINANCIAL FORECAST (millions)
CAPEX (Total)	$754		NA	NA	NA
- Coal	$360	*	NA	NA	NA
- Gas	$308		NA	NA	NA
- Land	$55		NA	NA	NA
- Other	$31		NA	NA	NA
DD&A	$315		NA	NA	NA

COAL
Tons Produced (millions of tons)	67.4 – 71.4		68 - 72	69 - 73	70 - 74
Tons Committed (millions of tons at Jan. 11, 2007)	64.7		45.9	35.3	31.0
Tons Committed and Priced (millions of tons at Jan. 11, 2007)	64.4		42.4	23.8	14.0
Avg. Realized Price/Ton Committed & Priced	$40.11		$40.48	$42.60	$44.31

*	Does not include investments in equity affiliates.

NA = Not Available

2007 COAL CAPEX (forecast)

CATEGORY	2007
Maintenance of Production	$203
Expansion	$58
Efficiency	$64
Environmental and Safety	$36

TOTAL	$360

*	May not add due to rounding.

2007 Quarterly Production Guidance

	1Q Estimate	2Q Estimate	3Q Estimate	4Q Estimate
Coal (millions of tons)	16.8 – 18.8	16.0 – 18.0	16.2 – 18.2	16.4 – 18.4

Current demand for coal has been impacted by relatively moderate temperatures during the current heating season in most parts of the country. However, contract pricing for Northern Appalachian coal has been resilient particularly when compared with other basins. The production discipline in the Eastern United States has been a factor in the resiliency of pricing. Preliminary year-end data from the Energy Information Agency (EIA) shows that coal production east of the Mississippi River was 3.0 percent lower than 2005. The EIA estimates that coal production east of the Mississippi River will be curtailed by an additional 15 million tons in 2007.

As of January 11, 2007, the company has approximately 93% of its expected production for 2007 under contract at an average realized price of $40.11.

Average realized pricing increases sequentially each year from 2008 through 2010. This pricing underscores the strength of demand for high-Btu Northern Appalachian coal to fuel the growing number of power plants that are retrofitted with sulfur removal systems.

“Our advantageous geographical location, our large long-lived coal reserves, and our river transportation assets all create a competitive advantage for us with customers seeking fuel supply reliability and security,” Harvey explained. “Based on public announcements by power generators, an additional 71 gigawatts of coal-fired power generation east of the Mississippi River will be retrofitted with scrubbers by 2010. This equates to 170 million tons of new market opportunity for high-Btu, high-sulfur coal.”

Impact of Union Contract Settlement and Legislation

The Bituminous Coal Operators Association, which represents several CONSOL Energy subsidiary companies, reached agreement with the United Mine Workers of America (UMWA) on a successor to the National Bituminous Coal Wage Agreement of 2002. The agreement affects approximately 2,800 CONSOL Energy subsidiary employees, and approximately 50 percent of CONSOL Energy’s current coal production capacity.

For 2007, the contract provisions will add approximately $0.60 to $0.65 per ton compared with 2006 unit costs. Approximately $0.30 per ton of this cost is related to payments into several benefit funds. However, the company anticipates that, over the life of the contract (2007 – 2011), the additional scheduling flexibility allowed under the new labor agreement should result in efficiency gains at the company’s large, underground longwall mining complexes in Northern Appalachia that should ameliorate cost increases arising under the new labor contract.

The Surface Mining Control and Reclamation Act Amendments of 2006 became law in December 2006. These amendments had several impacts on CONSOL Energy, including: the reduction over time in the production tax paid to fund the reclamation of abandoned mining sites; and the assumption by the federal government by 2011 of responsibility for so-called “orphan miners” who receive retirement benefits from several multi-employer funds into which CONSOL Energy contributes. The term “orphan” derives from the fact that the previous employer of those retirees is out of business and, therefore, does not contribute to the Funds. This change in the law will limit, by 2011, CONSOL Energy’s responsibility for UMWA-represented retirees only to those who worked for CONSOL Energy companies.

Contracted Position, Capital Expenditures and Production Discipline

“As we enter 2007, we have more than 90% of our expected coal production priced and committed at an average price above $40 per ton,” Harvey noted. “This is no small feat considering the moderate weather our key coal market areas have experienced, but weather issues are short term factors.” He said fuel buyers have assigned additional value to fuel supply agreements that provide long-term security, reliability and flexibility of supply.

“Nevertheless, we will continue to exercise discipline in our capital spending, particularly during the first half of 2007 as we see how the coal markets unfold this year,” Harvey asserted. “We expect coal CAPEX to be approximately $360 million for 2007, about $130 million, or 26 percent, below last year’s budget.”

Harvey said the company projected modest growth in production over the period 2007 through 2010. “We expect to increase production by about two million tons for 2007, but to stick with our previously stated principle of not adding significant additional production capacity unless the market has already signaled the need through executed sales agreements. Capital expenditure and production discipline have been keys to our success in 2006 and we will continue to take this measured approach to expansion projects.”

Shares Repurchased

The company did not repurchase shares during the period just ended. For 2006, the company repurchased a total of 3.5 million shares at an average price of $33.11 per share. The company repurchases shares from time to time under a $300 million authorization from the Board of Directors for the period January 1, 2006 through December 31, 2007.

# # #

CONSOL Energy Inc., a member of the Standard & Poor’s 500 equity index, has annual revenues of $3.7 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy Inc.

EBIT & EBITDA

(000) Omitted

	Quarter Ended 12/31/06	Quarter Ended 12/31/05	Twelve Months Ended 12/31/06	Twelve Months Ended 12/31/05
Net Income	$127,916	$87,593	$408,882	$580,861

Add: Interest Expense	7,275	6,413	25,066	27,317
Less: Interest Income	(3,060)	(4,045)	(15,369)	(8,066)
Add: Income Taxes	(11,201)	33,078	112,430	64,339

Earnings Before Interest & Taxes (EBIT)	120,930	123,039	531,009	664,451
Add: Depreciation, Depletion & Amortization	77,149	67,592	296,237	261,851

Earnings Before Interest, Taxes and DD&A (EBITDA)	$198,079	$190,631	$827,246	$926,302

For purposes of this press release, references to “CONSOL Energy,” the “Company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

FORWARD-LOOKING STATEMENTS

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	the disruption of rail, barge and other systems that deliver our coal, or pipeline systems which deliver our gas;

•	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

•	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate;

•	obtaining governmental permits and approvals for our operations;

•	the effects of government regulation;

•	the effects of mine closing, reclamation and certain other liabilities;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	we do not insure against all potential operating risks;

•	the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934;

•	increased exposure to employee related long-term liabilities;

•	our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•	acquisition risk could cause us not to realize anticipated benefits;

•	the anti-takeover effects of our rights plan could prevent a change of control;

•	risks in exploring for and producing gas;

•	new gas development projects and exploration for gas in areas where we have little or no proven gas reserves;

•	the availability of field services, equipment and personnel for drilling and producing gas;

•	replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline;

•	costs associated with perfecting title for gas rights in some of our properties;

•	we need to use unproven technologies to extract coalbed methane on some of our properties;

•	location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area;

•	other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties;

•	the coalbeds from which we produce methane gas frequently contain water that may hamper production; and

•	other factors discussed in our 2006 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

We are including this cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Sales - Outside	$845,373	$767,952	$3,286,522	$2,930,933
Sales - Gas Royalty Interests	9,340	14,292	51,054	45,351
Sales - Purchased Gas	2,767	117,603	43,973	275,148
Sales - Related Party	—	—	—	4,749
Freight - Outside	49,754	26,836	162,761	119,343
Freight - Related Party	—	—	—	468
Other Income	46,434	42,376	170,861	107,131
Gain on Sale of 18.5% of CNX Gas	—	—	—	327,326

Total Revenue and Other Income	953,668	969,059	3,715,171	3,810,449
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	601,151	530,439	2,246,711	2,122,119
Gas Royalty Interests’ Costs	10,453	12,136	44,944	36,641
Purchased Gas Costs	2,752	118,981	44,843	278,720
Freight Expense	49,754	26,836	162,761	119,811
Selling, General and Administrative Expense	24,097	21,538	91,150	80,700
Depreciation, Depletion and Amortization	77,149	67,592	296,237	261,851
Interest Expense	7,275	6,413	25,066	27,317
Taxes Other Than Income	57,238	58,428	252,539	228,606

Total Costs	829,869	842,363	3,164,251	3,155,765

Earnings Before Income Taxes and Minority Interest	123,799	126,696	550,920	654,684
Income Taxes (Benefits)	(11,201)	33,078	112,430	64,339

Earnings Before Minority Interest	135,000	93,618	438,490	590,345
Minority Interest	(7,084)	(6,025)	(29,608)	(9,484)

Net Income	$127,916	$87,593	$408,882	$580,861

Basic Earnings Per Share	$0.70	$0.47	$2.23	$3.17

Diluted Earnings Per Share	$0.69	$0.47	$2.20	$3.13

Weighted Average Number of Common Shares Outstanding:
Basic	182,635,480	184,932,088	183,354,732	183,489,908

Dilutive	184,973,417	187,263,826	185,638,106	185,534,980

Dividends Paid Per Share	$0.07	$0.07	$0.28	$0.28

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005
Operating Activities:
Net Income	$127,916	$87,593	$408,882	$580,861
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	77,149	67,592	296,237	261,851
Stock-based Compensation	12,521	942	22,846	3,596
Gain on the Sale of Assets	(4,941)	(2,241)	(10,417)	(15,095)
Gain on Sale of 18.5% Interest in Gas Segment	—	—	—	(327,326)
Change in Minority Interest	7,084	6,025	29,608	9,484
Amortization of Mineral Leases	(296)	509	3,773	4,483
Deferred Income Taxes	10,400	5,931	19,041	(4,644)
Equity in Earnings of Affiliates	(532)	(898)	(1,201)	(2,850)
Changes in Operating Assets:
Accounts Receivable Securitization	—	—	—	(125,000)
Accounts and Notes Receivable	(47,365)	15,908	(52,898)	(31,900)
Inventories	33,468	(3,041)	(7,427)	(13,361)
Prepaid Expenses	12,463	(3,613)	(9,011)	(16,890)
Changes in Other Assets	18,712	(12,310)	19,020	(6,525)
Changes in Operating Liabilities:
Accounts Payable	19,191	17,418	(4,769)	22,725
Other Operating Liabilities	(84,788)	27,003	(115,967)	60,586
Changes in Other Liabilities	43,391	9,524	59,604	4,567
Other	877	2,375	7,226	4,524

Net Cash Provided by Operating Activities	225,250	218,717	664,547	409,086

Investing Activities:
Capital Expenditures	(189,145)	(236,205)	(658,562)	(523,467)
Acquisition of Mon River Towing and J.A.R. Barge Lines	—	—	(24,750)	—
Additions to Mineral Leases	(1,564)	(1,503)	(7,234)	(9,329)
Net Investment in Equity Affiliates	(29,561)	2,095	(30,963)	3,996
Proceeds from Sale of 18.5% Interest in Gas Segment	—	—	—	420,167
Proceeds from Sales of Assets	15,935	1,984	59,963	34,220

Net Cash Used in Investing Activities	(204,335)	(233,629)	(661,546)	(74,413)

Financing Activities:
Payments on Miscellaneous Borrowings	(1,014)	(300)	(5,107)	(584)
Payments on Short Term Borrowings	—	(2,200)	—	—
Proceeds from Long Term Notes	—	14,000	—	14,000
Payments on Revolver	—	—	—	(1,700)
Tax Benefit from Stock-Based Compensation	667	—	38,545	—
Dividends Paid	(12,785)	(12,944)	(51,416)	(51,321)
Issuance of Treasury Stock	531	—	13,308	—
Purchases of Treasury Stock	—	—	(116,450)	—
Stock Options Exercised	—	3,781	1,362	39,150

Net Cash (Used in) Provided by Financing Activities	(12,601)	2,337	(119,758)	(455)

Net Increase (Decrease) in Cash and Cash Equivalents	8,314	(12,575)	(116,757)	334,218
Cash and Cash Equivalents at Beginning of Period	215,569	353,215	340,640	6,422

Cash and Cash Equivalents at End of Period	$223,883	$340,640	$223,883	$340,640

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) December 31, 2006	December 31, 2005
ASSETS

Current Assets:
Cash and Cash Equivalents	$223,883	$340,640
Accounts and Notes Receivable:
Trade	303,175	276,277
Other Receivables	51,890	23,340
Inventories	149,307	140,976
Deferred Income Taxes	117,231	152,730
Recoverable Income Taxes	1,278
Prepaid Expenses	67,732	48,848

Total Current Assets	914,496	982,811

Property, Plant and Equipment:
Property, Plant and Equipment	7,849,936	7,096,660
Less - Accumulated Depreciation, Depletion and Amortization	3,809,649	3,561,897

Total Property, Plant and Equipment - Net	4,040,287	3,534,763

Other Assets:
Deferred Income Taxes	507,996	367,228
Investment in Affiliates	84,219	52,261
Other	116,334	134,900

Total Other Assets	708,549	554,389

TOTAL ASSETS	$5,663,332	$5,071,963

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) December 31, 2006	December 31, 2005
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$225,060	$197,375
Current Portion of Long-Term Debt	59,518	4,629
Accrued Income Taxes	—	17,557
Other Accrued Liabilities	455,546	568,672

Total Current Liabilities	740,124	788,233

Long-Term Debt:
Long-Term Debt	391,983	438,367
Capital Lease Obligations	100,762	—

Total Long-Term Debt	492,745	438,367

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,252,115	1,592,907
Pneumoconiosis Benefits	184,424	411,022
Mine Closing	389,896	356,776
Workers’ Compensation	121,337	134,759
Deferred Revenue	13,106	27,343
Salary Retirement	113,944	33,703
Reclamation	26,461	32,183
Other	127,370	137,870

Total Deferred Credits and Other Liabilities	3,228,653	2,726,563

Minority Interest	135,659	93,444

Total Liabilities and Minority Interest	4,597,181	4,046,607

Stockholders’ Equity:
Common Stock, $.01 par value;
500,000,000 Shares Authorized, 185,126,526 Issued and 182,654,629
Outstanding at December 31, 2006; 185,050,824 Issued and Outstanding at December 31, 2005	1,851	1,850
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	921,881	883,316
Retained Earnings	600,541	252,109
Other Comprehensive Loss	(375,717)	(105,162)
Unearned Compensation on Restricted Stock Units	—	(6,757)
Common Stock in Treasury, at Cost - 2,471,897 Shares at December 31, 2006 and -0- Shares at December 31, 2005	(82,405)	—

Total Stockholders’ Equity	1,066,151	1,025,356

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,663,332	$5,071,963

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Compre- hensive Income (Loss)	Unearned Compen- sation on Restricted Stock Units	Treasury Stock	Total Stock- holders’ Equity
Balance - December 31, 2005	$1,850	$883,316	$252,109	$(105,162)	$(6,757)	$—	$1,025,356

(Unaudited)

Net Income	—	—	408,882	—	—	—	408,882
Treasury Rate Lock (Net of $53 tax)	—	—	—	(81)	—	—	(81)
Minority Interest in Other Comprehensive Income and Stock-based Compensation of Gas	—	(1,996)	—	(6,877)	—	—	(8,873)
Adjustment to Apply FAS 158, net of tax, to Defined Benefit Postretirement Plans	—	—	—	(299,979)	—	—	(299,979)
Gas Cash Flow Hedge (Net of ($23,860) tax)	—	—	—	36,382	—	—	36,382

Comprehensive Income (Loss)	—	(1,996)	408,882	(270,555)	—	—	136,331

Issuance of Treasury Stock	—	(11,703)	(9,034)	—	—	34,045	13,308

Purchases of Treasury Stock	—	—	—	—	—	(116,450)	(116,450)
Stock Options Exercised	1	1,361	—	—	—	—	1,362
Tax Benefit from Stock-Based Compensation	—	38,545	—	—	—	—	38,545
Amortization of Stock-Based Compensation Awards	—	19,115	—	—		—	19,115
Elimination of Unearned Compensation on Restricted Stock Units	—	(6,757)	—	—	6,757	—	—
Dividends ($.28 per share)	—	—	(51,416)	—	—	—	(51,416)

Balance - December 31, 2006	$1,851	$921,881	$600,541	$(375,717)	$—	$(82,405)	$1,066,151

INCOME STATEMENT BY SEGMENT

4th Quarter 2006

In Millions

	Quarter Ended December 31, 2006
	COAL
	Produced	Other	Total	Total Gas	Total Other	TOTAL
Sales	$670	$19	$689	$103	$56	$848
Gas Royalty Interests	—	—	—	9	—	9
Freight Revenue	50	—	50	—	—	50
Other Income	—	46	46	6	(5)	47

Total Revenue and Other Income	720	65	785	118	51	954
Cost of Goods Sold	451	74	525	32	47	604
Gas Royalty Interests’ Costs	—	—	—	10	—	10
Freight Expense	50	—	50	—	—	50
Selling, General & Admin.	15	—	15	5	4	24
DD&A	60	2	62	10	5	77
Interest Expense	—	—	—	—	7	7
Taxes Other Than Income	36	18	54	4	—	58

Total Cost	612	94	706	61	63	830

Earnings Before Income Taxes	$108	$(29)	$79	$57	$(12)	124
Income Tax Benefit						11

Earnings Before Minority Interest						135

Minority Interest						(7)

Net Income						$128

INCOME STATEMENT BY SEGMENT

December 2006 YTD

In Millions

	Year to Date December 31, 2006
	COAL
	Produced	Other	Total	Total Gas	Total Other	TOTAL
Sales	$2,620	$74	$2,694	$433	$204	$3,331
Gas Royalty Interest	—	—	—	51	—	51
Freight Revenue	163	—	163	—	—	163
Other Income	—	131	131	31	8	170

Total Revenue and Other Income	2,783	205	2,988	515	212	3,715
Cost of Goods Sold	1,705	249	1,954	149	188	2,291
Gas Royalty Interests’ Costs	—	—		45	—	45
Freight Expense	163	—	163	—	—	163
Selling, General & Admin.	60	1	61	16	14	91
DD&A	220	21	241	37	18	296
Interest Expense	—	—	—	—	25	25
Taxes Other Than Income	157	71	228	16	9	253

Total Cost	2,305	342	2,647	263	254	3,164

Earnings Before Income Taxes	$478	$(137)	$341	$252	$(42)	551

Income Tax Expense						(112)

Earnings Before Minority Interest						439

Minority Interest						(30)

Net Income						$409

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended Dec. 31,
	2006	2005
AS REPORTED FINANCIALS:

Revenue ($ MM)	$953.668	$969.059
EBIT ($MM)	$120.930	$123.039
EBITDA ($ MM)	$198.079	$190.631
Net Income ($ MM)	$127.916	$87.593
EPS(diluted)	$0.69	$0.47
Average shares outstanding - Dilutive	184,973,417	187,263,826

CAPEX ($ MM) (including acquisitions)	$189.145	$236.205

COAL OPERATIONAL:
# Complexes Producing (end of period)	14	17
Sales (MM tons)-Produced only	17.267	17.541
Average sales price * ($/ton)	$38.70	$36.28
Production income ($/ton)	$5.24	$6.33
Production (MM tons)-Produced only	15.934	17.657
Produced Tons Ending inventory (MM tons)**	1.398	1.650

*	note: average sales price of tons produced
**	note: includes inventory of variable interest entities

CONSOL ENERGY INC.

COAL PRODUCTION

REGION	4TH QTR 2006 ACTUAL	4TH QTR 2005 ACTUAL
Northern Appalachia	12,703	14,892

Central Appalachia	3,035	2,433
Other Areas	196	332

TOTAL PRODUCTION	15,934	17,657